                                                                   EXHIBIT 10.2

                     FINANCIAL ADVISORY SERVICES AGREEMENT

THIS FINANCIAL ADVISORY SERVICES AGREEMENT (this "Agreement") dated February 10th, 2000, by and between WBT Holdings LLC and WBT Operating LLC (together, the "Company") and WP Management Partners, L.L.C. ("WP").

       WHEREAS, pursuant to that certain Purchase Agreement dated as of November 17, 1999, as amended (the "Purchase Agreement"), by and between ZD INC., a Delaware corporation and WP Education Holdings LLC, a Delaware limited liability company ("WP Education"), ZD INC. has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in certain assets to WP Education and WP Education has agreed to purchase and acquire such assets from Seller, all as more fully described in the Purchase Agreement;

       WHEREAS, pursuant to the terms of the Purchase Agreement, WP Education proposes to assign to the Company, an Affiliate (as such term is defined in the Purchase Agreement) of WP Education, the right to purchase from Seller those certain assets, and the Company desires to accept such assignment from WP Education;

       WHEREAS, the Company has requested that WP make available to the Company and its affiliates certain management and financial advisory services commencing on the date hereof; and

       WHEREAS, WP desires to provide such management and financial advisory services to the Company and its affiliates commencing on the date hereof.

       NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is agreed as follows:

1. Retention as Advisor. Subject to each of the terms, conditions and provisions of this Agreement, the Company hereby retains WP and WP hereby agrees to be retained by the Company, on an exclusive basis to perform those functions set forth in Section 4 of this Agreement.

2.   Term.

         2.1 Subject to the provisions for termination set forth herein, this Agreement shall be in effect from the date hereof and for so long as funds controlled by WP or any of its affiliates shall control, directly or indirectly, interest of the Company, unless earlier terminated by the Company due to a material breach by WP of its obligations hereunder, WP's gross negligence or willful misconduct in the performance of its services for the Company hereunder.

         2.2 WP, by thirty (30) days' prior written notice to the Company, may terminate this Agreement at any time.

         2.3 It is understood and agreed that (i) termination of this Agreement shall not affect the Company's continuing obligation to indemnify WP and certain Indemnified Persons as provided in paragraph 7 below, and its continuing obligations and agreements under paragraph 6 hereof, (ii) notwithstanding any such termination, WP shall be entitled to the full fees paid (and then due and payable) to it as specified hereunder, and to the full transaction fees, if any, agreed upon or provided for as contemplated by paragraph 3 hereof relating to transactions consummated at any time prior to the expiration of twelve months following such termination and (iii) termination of this Agreement shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.

3.   Compensation.

         3.1 As compensation to WP in respect of Monitoring Services (as defined in Section 4) provided under this Agreement, the Company agrees to pay to WP an annual fee (the "Monitoring Fee") in the amount of $500,000 per year. Such fee shall be payable in equal quarterly installments, in advance, on the last day of each calendar quarter with the first such payment commencing on the date hereof in the amount of the full quarterly payment. As compensation to WP in respect of Transaction Services (as defined in Section 4) provided under this Agreement, the Company agrees to pay to WP a fee substantially consistent with the fees for similar services customarily charged by major nationally-recognized investment banks to third party clients on an arm's-length basis; provided that any fees paid with respect to strategic business combinations (including mergers, acquisitions, divestitures, joint ventures or similar transactions) shall be based on a fee schedule whereby the

Company shall pay WP a fee calculated as follows: (i) not less than 1.25% of the aggregate consideration as long as the aggregate consideration is less than or equal to $100 million; (ii) not less than 1.00% of the aggregate consideration as long as the aggregate consideration is greater than $100 million, subject in each case to a minimum payment of $250,000.

         3.2 WP shall also be entitled to be reimbursed by the Company for all reasonable out-of-pocket costs and expenses incurred by WP, its affiliates and any of their respective partners, employees or officers or any legal counsel, accountants and other consultants retained by WP in connection with the provision of services under this Agreement in connection with (a) providing the Monitoring Services and Transaction Services under this Agreement, or (b) serving as a member of the Board of Directors or as an officer of the Company, including, without limitation, all travel and other out-of-pocket costs and expenses. Reimbursement shall be provided promptly upon receipt by the Company of invoices with respect to such costs and expenses.

4. Duties as Management Advisor. WP's duties as an advisor to the Company under the provisions of this Agreement shall include providing directly and/or through an affiliate (a) advisory services to assist management in developing and implementing strategies related to the operating, marketing, and financial performance of the Company (the "Monitoring Services") and (b) services in obtaining and arranging equity, debt and lease financing and advising in connection with strategic business combinations (including mergers, acquisitions, divestitures and joint ventures) ("Transaction Services"). Such Transaction Services shall be rendered upon the reasonable request of the Company.

5. Decisions. In rendering its services to the Company hereunder, WP and its affiliates are not assuming any responsibility for the Company's underlying business decision to pursue any business strategy or to effect any transaction.

6. Independent Contractor. Each of WP and its affiliates has been retained under this Agreement as an independent contractor with no fiduciary or agency relationship to the Company or to any other party. The advice (written or oral) rendered by WP and its affiliates pursuant to this Agreement is intended solely for the benefit and use of the Board of Managers or sole manager of the Company, as the case may be, in considering the matters to which this Agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. The obligations of WP to the Company are not exclusive, and WP and its affiliates may, in its, or their, sole discretion, render the same or similar services to any other person or entity. Nothing set forth in this Agreement shall be deemed to prohibit WP or its affiliates from serving any other person or entity in any capacity WP may deem appropriate or from conducting its business and affairs in any manner it may elect, whether or not such activities might involve an actual or potential conflict of interest with respect to the Company or any of its affiliates.

7. Indemnification. The Company agrees to indemnify and hold WP and its affiliates and their respective partners, members, officers, directors, employees and agents and each of their respective successors and assigns (collectively, "Indemnified Persons") harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred or paid directly or indirectly, by any Indemnified Person as a result or arising out of any actions taken by any Indemnified Person in connection with the performance of the Monitoring Services and Transaction Services under this Agreement, except to the extent that such actions result solely from the gross negligence or willful misconduct of any Indemnified Person. The Company hereby further agrees to reimburse any Indemnified Person for all reasonable fees and expenses (including attorneys fees) incurred in connection with defending any such claim to which any Indemnified Person is a party, as such fees and expenses are incurred by such Indemnified Persons. The Company shall be liable for the reasonable fees and expenses of no more than one counsel (in addition to local counsel) in connection with the defense of indemnifiable damages hereunder, except that the Company shall be liable for the fees and expenses of additional separate counsel to the extent the Indemnified Person concludes reasonably based upon advice of counsel that (a) a conflict of interest exists between the Indemnified Person and the Company or (b) the named parties to such action include both the Company and the Indemnified Person and there may be one or more legal defenses available to such Indemnified Person which are not available to the

Company, or available to the Company, but the assertion of which would be adverse to the interests of the Company. The Company also agrees that no Indemnified Person shall have any liability to it for or in connection with any services provided under this Agreement or any transactions or conduct in connection with any services provided under this Agreement or any transactions or conduct in connection therewith except for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person; provided, however, that in no event shall the Indemnified Persons' aggregate liability to the Company exceed the fees WP actually receives from the Company pursuant to this Agreement, unless there is a final judicial determination of willful misconduct specified in this sentence.

8.   Miscellaneous.

        8.1 Choice Of Law. This Agreement shall be deemed made in New York. This Agreement and all controversies arising from or relating to performance under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction in any court of the State of New York or any Federal court sitting in the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, hereby waives any objection to venue with respect thereto, and hereby agrees that all claims in respect to any such suit, action or proceeding may be heard and determined in any such court. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT NOR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

        8.2 Counterparts. This Agreement may be executed in counterparts, each of which together shall be considered a single document.

        8.3 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by telefax, telegram or by registered or certified mail, postage prepaid, return receipt requested as follows:

         If to the Company:

             WBT Holdings LLC and
             WBT Operating LLC
             500 Canal View Boulevard
             Rochester, New York 14623
             Attention: President
             Telephone: (716) 240-7500
             Telecopier: (716) 240-7760

         If to WP:

             WP Management Partners, L.L.C.
             302 Park Avenue, 14th floor
             New York, New York 10022
             Attention:  Bruce R. Barnes
             Telephone: (212) 702-5683
             Telecopier: (212) 702-5635

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Any notice, request, demand, waiver, consent, approval or other communication given (a) personally shall be effective when delivered, (b) by mail or telegram shall be effective when received and (c) by telecopy shall be effective when the appropriate telecopy answer back or confirmation is received.

         8.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

         8.5 Successor and Assigns. This Agreement shall be binding upon WP and the Company and their respective successors and assigns. This Agreement is not intended to confer any rights upon any shareholder, owner, partner of the Company, or any other person not a party hereto other than the Indemnified Persons referenced in the indemnification agreement referred to in Paragraph 7 above.

         8.6 Force Majeure. If the performance by WP of any of its services hereunder is prevented, restricted or interfered with in whole or in part by reason of any event or cause whatsoever beyond the reasonable control of WP, then in any such event, WP shall be excused from such performance to the extent of such prevention, restriction or interference, and the amount payable hereunder shall be reduced proportionately.

         8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       WBT OPERATING LLC

                                       By: [SIG]
                                          ---------------------------------
                                        Name:
                                        Title:

                                       WBT HOLDINGS LLC

                                       By: [SIG]
                                          ---------------------------------


                                       WP MANAGEMENT PARTNERS, L.L.C.

                                       By: [SIG]
                                          ---------------------------------
                                        Name:
                                        Title: